Exhibit 99

     Dollar General Reports Third Quarter 2006 Financial Results

   GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--Dec. 12, 2006--Dollar General Corporation (NYSE: DG) today reported a net loss for its third fiscal quarter ended November 3, 2006 of $5.3 million, or $0.02 per share, after recognizing pre-tax costs and charges in the quarter of approximately $79.2 million relating to the elimination of its packaway inventory model and planned store closings, as discussed at length in the Company's announcement on November 29, 2006. Net income for the prior year quarter ended October 28, 2005 was $64.4 million, or $0.20 per share.

   Net sales for the fiscal 2006 third quarter were $2.21 billion, a
7.6 percent increase over net sales of $2.06 billion for the fiscal 2005 third quarter. The sales increase is largely attributable to increased sales of highly consumables and, to a lesser extent, increased sales of seasonal merchandise. It includes the sales from 430 net new stores and a same-store sales increase of 2.0 percent.

   As a percentage of sales, gross profit for the fiscal 2006 third quarter was 23.8 percent compared to 28.1 percent for the fiscal 2005 third quarter. Gross profit was reduced in the 2006 third quarter by below-cost inventory adjustments of approximately $63.5 million relating to the Company's recent decision to eliminate packaway inventory by the end of fiscal 2007 and $7.8 million relating to inventory in stores the Company plans to close, outside of the ordinary course of business, in 2007. The amount of the below-cost inventory adjustments is based on management's assumptions regarding the timing and adequacy of markdowns and the final adjustment may vary materially from the amount recorded depending on various factors, including timing of the plan's execution, the accuracy of assumptions used by management in developing these estimates, and retail market conditions. In addition to these charges, the gross profit rate was negatively impacted by a greater sales mix of lower-margin merchandise, a decrease in markups on purchases, more promotional markdowns, and higher inventory shrink.

   Selling, general and administrative expenses ("SG&A") were 23.6 percent of sales in the third quarter of fiscal 2006 versus 23.2 percent of sales in the fiscal 2005 third quarter. The increase in SG&A reflects impairment charges on leasehold improvements and fixtures of approximately $8.0 million relating to planned store closings outside of the ordinary course of business. Other expenses contributing to the increase in SG&A (as a percent of sales) were store labor due to additional labor associated with various store initiatives, store occupancy costs due primarily to higher store rental rates, and administrative salaries, resulting from additions to the Company's leadership and the reorganization of the merchandising and real estate teams, as well as the expensing of stock options. These increases were partially offset by proceeds of $7.9 million related to the final settlement of the Company's Hurricane Katrina insurance claim.

   Interest expense, net of interest income, for the fiscal 2006 third quarter increased $6.4 million over the prior year quarter due to higher net borrowings and an increase in income tax-related interest of $3.2 million. The increase in tax-related interest expense is due in part to reductions in interest expense in the prior year period pertaining to the resolution of certain income tax-related contingencies.

   For the 39-week year-to-date period, net income was $87.9 million, or $0.28 per share, compared to $204.9 million, or $0.63 per share, in the comparable fiscal 2005 period. Year-to-date net sales increased
8.4 percent, including a same-store sales increase of 2.3 percent.

   The Company's gross profit rate to sales was 26.0 percent in the 2006 year-to-date period compared to 28.4 percent in the 2005 year-to-date period. In addition to the below-cost inventory adjustments described above, the decrease in the gross profit rate was impacted by lower markups on purchases during the period, increased promotional markdowns, a higher sales mix of lower-margin merchandise, higher inventory shrink, and higher transportation expenses primarily attributable to increased fuel costs. These factors were partially offset by higher average markups on beginning inventory in the 2006 period as compared with the 2005 period. Year-to-date, the Company's inventory shrink rate was 3.38 percent in 2006 compared to 3.20 percent in 2005.

   SG&A for the fiscal 2006 year-to-date period was 23.5 percent of sales compared to 23.0 percent in 2005. In addition to the $8.0 million of asset impairment charges described above, SG&A was impacted by increased advertising, store occupancy costs and administrative salaries. These increases were partially offset by proceeds of $13.0 million related to the settlement of hurricane-related insurance claims.

   The Company's effective income tax rate for the fiscal 2006
39-week period was 38.6 percent compared to 35.5 percent in the 2005 period. The increase in the effective income tax rate is a result of a tax law change in the 2006 period that reduced previously recorded deferred tax assets related to the Company's operations in the state of Texas, the non-recurrence in the 2006 period of benefits realized in the 2005 period related to an internal corporate restructuring, an increase in a deferred tax valuation allowance in the 2006 period due to revised estimates regarding the Company's ability to utilize certain state income tax credit carry forwards prior to their expiration, and a reduction in income tax reserves in the 2005 period (due principally to the expiration of the statute of limitations) that did not reoccur in the 2006 period.

   Inventory

   The Company's inventory balance, after the $71.2 million below-cost markdowns, increased 6.4 percent in total and was flat on a per square footage basis as compared to the prior year third quarter. The Company made substantial progress in its efforts to sell through the higher than anticipated level of highly consumable promotional inventory held at the end of the Company's 2006 second fiscal quarter. With regard to the current holiday season, the Company has taken measures to ensure that its stores are better prepared and seasonal inventories are better managed than in the prior year. Holiday-related sales to date, which reflect the results of a holiday circular, are positive, although the Company's outlook remains cautious in the highly competitive retail environment.

   Earnings Conference Call Information

   The Company will host a conference call on Tuesday, December 12, 2006, at 9:00 a.m. CST/10:00 a.m. EST to discuss the quarter's financial results. If you wish to participate, please call (334) 260-2280 at least 10 minutes before the conference call is scheduled to begin. The pass code for the conference call is "Dollar General." The call will also be broadcast live online at www.dollargeneral.com by clicking on the homepage "Spotlight Item." A replay of the conference call will be available through Tuesday, December 26, online or by calling (334) 323-7226. The pass code for the replay is 33961603.

   About Dollar General

   Dollar General is a Fortune 500(R) discount retailer with 8,276 neighborhood stores as of November 24, 2006. Dollar General stores offer convenience and value to customers by offering consumable basic items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as a selection of basic apparel, housewares and seasonal items at everyday low prices. The Company's store support center is located in Goodlettsville, Tennessee. Dollar General's website can be reached at www.dollargeneral.com.

             DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
                     Consolidated Balance Sheets
                            (In thousands)

                                   November 3, October 28, February 3,
                                      2006        2005        2006
                                   ----------- ----------- -----------
                                   (Unaudited) (Unaudited)
ASSETS
Current assets:
 Cash and cash equivalents         $   90,914  $   92,769  $  200,609
 Short-term investments                29,400       1,417       8,850
 Merchandise inventories            1,676,057   1,574,567   1,474,414
 Deferred income taxes                 49,627      14,348      11,912
 Prepaid expenses and other current
  assets                               71,993      61,549      67,140
----------------------------------------------------------------------
 Total current assets               1,917,991   1,744,650   1,762,925
----------------------------------------------------------------------

Property and equipment, at cost     2,410,754   2,139,087   2,221,540
Less: accumulated depreciation and
 amortization                       1,163,864     983,806   1,029,368
----------------------------------------------------------------------
Net property and equipment          1,246,890   1,155,281   1,192,172
----------------------------------------------------------------------
Other assets, net                      41,422      30,850      37,090
----------------------------------------------------------------------
Total assets                       $3,206,303  $2,930,781  $2,992,187
======================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Current portion of long-term
  obligations                      $    8,473  $    8,864  $    8,785
 Accounts payable                     517,443     521,087     508,386
 Accrued expenses and other           406,761     372,537     372,920
 Income taxes payable                  15,826       7,452      43,706
----------------------------------------------------------------------
 Total current liabilities            948,503     909,940     933,797
----------------------------------------------------------------------

Long-term obligations                 495,339     344,436     269,962
Deferred income taxes                  59,520      62,118      67,633

Shareholders' equity:
 Preferred stock                            -           -           -
 Common stock                         156,024     158,437     157,840
 Additional paid-in capital           477,687     451,180     462,383
 Retained earnings                  1,069,472   1,011,019   1,106,165
 Accumulated other comprehensive
  loss                                   (659)       (839)       (794)
 Other shareholders' equity               417      (5,510)     (4,799)
----------------------------------------------------------------------
 Total shareholders' equity         1,702,941   1,614,287   1,720,795
----------------------------------------------------------------------
Total liabilities and shareholders'
 equity                            $3,206,303  $2,930,781  $2,992,187
======================================================================

             DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
                Consolidated Statements of Operations
                             (Unaudited)
               (In thousands, except per share amounts)

                                 For the Quarter (13 Weeks) Ended
                             -----------------------------------------
                             November 3, % of Net October 28, % of Net
                                2006      Sales      2005      Sales
                             -----------------------------------------
Net sales                    $2,213,396   100.00% $2,057,888   100.00%
Cost of goods sold            1,686,949    76.22   1,478,872    71.86
----------------------------------------------------------------------
Gross profit                    526,447    23.78     579,016    28.14
Selling, general and
 administrative                 523,108    23.63     477,404    23.20
----------------------------------------------------------------------
Operating profit                  3,339     0.15     101,612     4.94
Interest income                    (885)   (0.04)     (1,670)   (0.08)
Interest expense                 10,904     0.49       5,321     0.26
----------------------------------------------------------------------
Income (loss) before income
 taxes                           (6,680)   (0.30)     97,961     4.76
Income taxes                     (1,395)   (0.06)     33,536     1.63
----------------------------------------------------------------------
Net income (loss)            $   (5,285)  (0.24%) $   64,425     3.13%
======================================================================

Basic earnings (loss) per
 share                       $    (0.02)          $     0.20
========================================          ===========
Weighted average basic
 shares (000s)                  312,049              319,520
========================================          ===========
Diluted earnings (loss) per
 share                       $    (0.02)          $     0.20
========================================          ===========
Weighted average diluted
 shares (000s)                  312,049              321,443
========================================          ===========

Dividends per share          $    0.050           $    0.045
========================================          ===========

                                      For the 39 Weeks Ended
                             -----------------------------------------
                             November 3, % of Net October 28, % of Net
                                2006      Sales      2005      Sales
                             ----------- -------- ----------- --------
Net sales                    $6,615,836   100.00% $6,101,733   100.00%
Cost of goods sold            4,893,581    73.97   4,367,838    71.58
----------------------------------------------------------------------
Gross profit                  1,722,255    26.03   1,733,895    28.42
Selling, general and
 administrative               1,557,054    23.54   1,404,292    23.01
----------------------------------------------------------------------
Operating profit                165,201     2.50     329,603     5.40
Interest income                  (4,792)   (0.07)     (6,442)   (0.11)
Interest expense                 27,024     0.41      18,633     0.31
----------------------------------------------------------------------
Income before income taxes      142,969     2.16     317,412     5.20
Income taxes                     55,116     0.83     112,529     1.84
----------------------------------------------------------------------
Net income                   $   87,853     1.33% $  204,883     3.36%
======================================================================

Basic earnings per share     $     0.28           $     0.63
========================================          ===========
Weighted average basic
 shares (000s)                  312,664              323,855
========================================          ===========
Diluted earnings per share   $     0.28           $     0.63
========================================          ===========
Weighted average diluted
 shares (000s)                  313,588              326,334
========================================          ===========

Dividends per share          $    0.150           $    0.130
========================================          ===========

             DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
                Consolidated Statements of Cash Flows
                             (Unaudited)
                            (In thousands)
                                               For the 39 Weeks Ended
                                              ------------------------
                                               November 3, October 28,
                                                  2006         2005
                                              ------------ -----------
Cash flows from operating activities:
 Net income                                   $    87,853   $ 204,883
 Adjustments to reconcile net income to net
 cash provided by operating activities:
  Depreciation and amortization                   148,911     137,817
  Deferred income taxes                           (45,828)        293
  Tax benefit from stock option exercises          (1,898)      4,009
  Non-cash inventory adjustments and asset
   impairments                                     79,213           -
  Change in operating assets and liabilities:
   Merchandise inventories                       (272,876)   (198,030)
   Prepaid expenses and other current assets       (4,853)     (7,847)
   Accounts payable                                18,680     103,896
   Accrued expenses and other                      33,755      39,593
   Income taxes                                   (26,062)    (62,245)
   Other                                            2,865      12,348
----------------------------------------------------------------------
Net cash provided by operating activities          19,760     234,717
----------------------------------------------------------------------

Cash flows from investing activities:
 Purchases of property and equipment             (221,043)   (216,849)
 Purchases of short-term investments              (10,476)    (30,250)
 Sales of short-term investments                   10,550      73,175
 Purchases of long-term investments               (21,515)          -
 Insurance proceeds related to property and
  equipment                                         1,807           -
 Proceeds from sales of property and
  equipment                                         1,324       1,085
----------------------------------------------------------------------
Net cash used in investing activities            (239,353)   (172,839)
----------------------------------------------------------------------

Cash flows from financing activities:
 Issuance of long-term borrowings                       -      14,495
 Borrowings under revolving credit facility     1,767,450     148,600
 Repayments of borrowings under revolving
  credit facility                              (1,535,150)    (73,600)
 Repayments of long-term obligations              (11,417)    (10,832)
 Payment of cash dividends                        (46,864)    (41,999)
 Proceeds from exercise of stock options           13,889      22,041
 Repurchases of common stock                      (79,947)   (260,707)
 Tax benefit from stock option exercises            1,898           -
 Other financing activities                            39          63
----------------------------------------------------------------------
Net cash provided by (used in) financing
 activities                                       109,898    (201,939)
----------------------------------------------------------------------

Net decrease in cash and cash equivalents        (109,695)   (140,061)
Cash and cash equivalents, beginning of
 period                                           200,609     232,830
----------------------------------------------------------------------
Cash and cash equivalents, end of period      $    90,914   $  92,769
======================================================================

Supplemental schedule of non-cash investing
 and financing activities:
Investments awaiting settlement, included in
 Accounts payable                             $       242   $  12,129
Purchases of property and equipment awaiting
 processing for payment, included in Accounts
 payable                                      $    14,885   $   8,656
Purchases of property and equipment under
 capital lease obligations                    $     4,150   $   3,283
Reduction of financing obligations            $    46,608   $       -
Reduction of promissory notes receivable      $    46,608   $       -
======================================================================

             DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
                   Selected Additional Information
                             (Unaudited)


                                  Net Sales by Category (in thousands)
                                  ------------------------------------

                                             13 Weeks Ended
                                  ------------------------------------
                                  November 3,  October 28,      %
                                      2006        2005       Change
                                  ------------ ----------- -----------
 Highly consumable                 $1,523,398  $1,405,413         8.4%
 Seasonal                             306,758     269,695        13.7
 Home products                        212,587     211,609         0.5
 Basic clothing                       170,653     171,171        (0.3)
                                  ------------ ----------- -----------
  Total sales                      $2,213,396  $2,057,888         7.6%
                                  ============ =========== ===========



                                             39 Weeks Ended
                                  ------------------------------------
                                  November 3,  October 28,      %
                                      2006        2005       Change
                                  ------------ ----------- -----------
 Highly consumable                 $4,482,687  $4,078,515         9.9%
 Seasonal                             970,655     862,534        12.5
 Home products                        638,422     638,493         0.0
 Basic clothing                       524,072     522,191         0.4
                                  ------------ ----------- -----------
  Total sales                      $6,615,836  $6,101,733         8.4%
                                  ============ =========== ===========


                                              Store Count
                                  ------------------------------------

                                             39 Weeks Ended
                                  ------------------------------------
                                  November 3,              October 28,
                                      2006                    2005
                                  ------------             -----------

Beginning store count                   7,929                   7,320
New store openings                        408                     605
Store closings                             86                     104
Net new stores                            322                     501
Ending store count                      8,251                   7,821
Total selling square footage
 (000s)                                57,305                  53,869


    CONTACT: Dollar General Corporation
             Investor Contact:
             Emma Jo Kauffman, 615-855-5525
             or
             Media Contact:
             Tawn Earnest, 615-855-5209